EXHIBIT 7.02

PROMISSORY NOTE

$20,000,000.00	Omaha, Nebraska
August 9, 2007

FOR VALUE RECEIVED, the undersigned (the “Maker”) promises to pay to the order of McCarthy Group, LLC (the “Lender”) at its office at First National Tower, 1601 Dodge Street, Suite 3800, Omaha, Nebraska 68124 or at any other address as Lender may designate by written notice to Maker, on demand or if no demand is made on August 31, 2007 (the “Maturity Date”), the sum of TWENTY MILLION DOLLARS ($20,000,000) or such lesser aggregate principal amount as is then outstanding, together with interest at the rate of 6.82% (the “Base Rate”) per annum from the date hereof until this Note paid in full.

1.             Principal.  The principal amount of this Note shall be due and payable on demand or if no demand is made on the Maturity Date, together with all unpaid interest accrued on such amount through the Maturity Date.  Maker may prepay this Note at any time without penalty.

2.             Interest; Overdue Rate; Certain Calculations.  Interest on the unpaid principal of this Note will be due and payable in arrears on demand or if no demand is made on the Maturity Date (or on any date selected by the Maker for prepayment).  Upon the failure of Maker to pay all amounts due under this Note on demand or if no demand is made on the Maturity Date or in the event that Maker directly or indirectly incurs any additional indebtedness for borrowed money after the date hereof and prior to the repayment hereof (each an “Event of Default”), this Note shall accrue interest at a rate per annum equal to 8.82% (the “Default Rate”).  Interest payable on this Note shall be calculated on the basis of a 360 day year for actual days elapsed.  In no event shall the interest rate applicable at any time to this Note exceed the maximum rate permitted by law.

3.             Funds.  This Note shall be payable in lawful money of the United States of America in immediately available funds.  All payments on this Note shall be applied to the payment of accrued interest before being applied to the payment of principal.  Any payment which is required to be made on a day which is not a Business Day shall be payable on the next succeeding Business Day and such additional time shall be included in the computation of interest.  For purposes of this Note, “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Omaha, Nebraska are not open for business.

4.             Rights.  The rights and remedies of Lender provided for in this Note are cumulative with the rights and remedies of Lender available under any other instrument or agreement or under applicable law.

5.             Costs and Expenses.  In the case of the occurrence and continuance of an Event of Default, Maker shall be liable for all reasonable and documented third party costs of enforcement and collection of this Note incurred by Lender or any other holder of this Note, including but not limited to reasonable and documented attorneys’ fees, disbursements and court costs.  In addition, upon the occurrence and continuance of an Event of a Default, Maker shall pay all Attorney Costs incurred by Lender in obtaining advice as to its rights and remedies in connection with such Event of  Default.  For purposes of this Note, “Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

6.             Waivers; Liability, etc.  Maker hereby waives presentment, demand for payment, notice of dishonor, protest and notice of protest, and any or all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guarantee of this Note.  The liability of Maker hereunder shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented to by the holder hereof, including but not limited to any extension of time, renewal, waiver or other modification.  Any failure of the holder to exercise any right hereunder shall not be construed as a waiver of the right of exercise the same or any other right at any time and from time to time thereafter.  Lender or any holder may accept late payments, or partial payments, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights.  No amendment, modification or waiver of any provision of this Note nor consent to any departure by Maker therefrom shall be effective, irrespective of any course of dealing, unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  This Note cannot be changed or terminated orally or by estoppel or waiver or by any alleged oral modification regardless of any claimed partial performance referable thereto.

7.             Security.  This Note is secured by the Assurance Letter of the manager of the general partner of Maker (the “Assurance Letter”) and the Subordination of Management Fees by Maker and Maker’s general partner in favor of Lender (the “Subordination Agreement”), reference to which is hereby made for a description of the collateral provided for under the these agreements and the rights of Lender with respect to such collateral.

8.             Representations and Warranties of Maker.  Maker represents and warrants to the Lender that (i) it has the power and authority to enter into and perform its obligations under this Note, (ii) its entering into and performing its obligations under this Note have been duly authorized by all necessary action, and (iii) this Note constitutes the legal, valid and binding obligation of such party and is enforceable against such party in accordance with its terms.

9.             No Waiver.  The failure of Lender to exercise any remedy, right or option which it may have under this Note, the Assurance Letter or the Subordination Agreement shall not constitute a waiver of such remedy, right or option, and a waiver on any one occasion shall not be construed as a waiver or bar to any such remedy, right or option on a future occasion.

10.           Governing Law.  This Note shall be governed by and construed in accordance with (i) the laws of the United States of America, and (ii) to the extent not preempted by the laws of the United States of America, the laws of the State of Nebraska.

11.           JURISDICTION.  MAKER HEREBY CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEBRASKA AND THE COURTS OF THE UNITED STATES OF AMERICA FOR THE DISTRICT OF NEBRASKA AND CONSENTS THAT ANY ACTION OR PROCEEDING HEREUNDER MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT MAKER MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME; AND AUTHORIZES THE SERVICE OF PROCESS ON MAKER BY HAND DELIVERY OR REGISTERED OR CERTIFIED MAIL SENT TO MAKER’S ADDRESS AUTHORIZED BY OF THE AGREEMENT AS AN ADDRESS FOR THE SENDING OF NOTICES OR BY ANY OTHER MANNER PERMITTED BY LAW.

12.           WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE, MAKER AND LENDER MUTUALLY WAIVE

TRIAL BY JURY, AND MAKER ALSO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE.

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Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date set forth above.

SOUTHWEST VALUE PARTNERS FUND XIV, LP

By:	SWVP FUND XIV GP, LLC
Its:	General Partner

	By:	Southwest Value Partners, LLC
	Its:	Sole Member and Manager

		By:	SWVP XIV, LLC
		Its:	Manager

			By:	/s/ Mark A. Schlossberg
Mark A. Schlossberg, President